                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION



PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]   Preliminary Proxy Statement           [_]  Confidential, For Use of the
[X]   Definitive Proxy Statement                 Commissioner Only (as
[_]   Definitive Additional Materials            permitted by Rule 14a-16(e)(2))
[_]   Soliciting Material Under Rule 14a-12

                        ALABAMA NATIONAL BANCORPORATION
               (Name of Registrant as Specified in Its Charter)

                  ___________________________________________
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                               March 29, 2000



To the Stockholders of Alabama National BanCorporation:

You are invited to attend the 2000 Annual Meeting of Stockholders of Alabama National BanCorporation, which will be held at the principal office of the Company, 1927 First Avenue North, Birmingham, Alabama, on Thursday, April 27, 2000 at 10:00 a.m., CDT. Formal notice of the Annual Meeting, a Proxy Statement, and a form of proxy accompany this letter.

Also enclosed is the Company's 1999 Annual Report to Stockholders.

Information about the meeting and the various matters on which the Stockholders will act is included in the enclosed Notice of Meeting and Proxy Statement. Please carefully consider the enclosed Proxy Statement and execute and return your proxy so that the Company may be assured of the presence of a quorum at the Annual Meeting. A postage prepaid envelope is enclosed for your convenience in replying. The prompt return of your proxy will be of great assistance in reducing the expense of subsequent mailings. If you attend the Annual Meeting, and so elect, you may withdraw your proxy and vote in person.


                                        Sincerely,

                                        /s/ John H. Holcomb, III
                                        ------------------------
                                        John H. Holcomb, III
                                        Chairman of the Board and
                                        Chief Executive Officer

                        Alabama National BanCorporation
                            1927 First Avenue North
                          Birmingham, Alabama  35203

                   Notice of Annual Meeting of Stockholders
                           to be held April 27, 2000

To our Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Alabama National BanCorporation ("ANB") will be held at 10:00 a.m., local time, on Thursday, April 27, 2000, at National Bank of Commerce of Birmingham, 1927 First Avenue North, Birmingham, Alabama 35203, for the following purposes:

     1. To elect 14 directors of ANB to serve until the next annual meeting of Stockholders and their successors are elected and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors has set March 10, 2000 as the record date for the Annual Meeting. Only holders of record of ANB's common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Annual Meeting.

     The Annual Meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

     Details concerning those matters to come before the Annual Meeting are provided in the accompanying Proxy Statement. A copy of ANB's Annual Report to Stockholders for the year ended December 31, 1999 is enclosed. We hope you will find it informative.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED, STAMPED ENVELOPE PROVIDED. RETURNING YOUR PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE ANNUAL MEETING AND TO VOTE YOUR SHARES IN PERSON.

                              By order of the Board of Directors,

                              /s/ Kimberly Moore
                              ------------------
                              Kimberly Moore
                              Secretary
                              March 29, 2000

                        Alabama National BanCorporation
                            1927 First Avenue North
                           Birmingham, Alabama 35203

                                PROXY STATEMENT
                        Annual Meeting of Stockholders
                           to be held April 27, 2000


Solicitation of Proxies

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alabama National BanCorporation, a Delaware bank holding corporation ("ANB"), to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., local time, on Thursday, April 27, 2000, at National Bank of Commerce of Birmingham ("NBC"), 1927 First Avenue North, Birmingham, Alabama 35203, or at any adjournment or postponement thereof. The Proxy Statement and Proxy are first being mailed to the stockholders of ANB on or about March 29, 2000.

     ANB will bear the cost of the solicitation of proxies. ANB will request brokers or nominees to forward this Proxy Statement to their customers and principals and will reimburse them for expenses so incurred. If deemed necessary, ANB may also use its officers and regular employees, without additional compensation, to solicit proxies personally or by telephone.

     The Board of Directors has set March 10, 2000 as the record date for the Annual Meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 10, 2000, there were 11,065,890 shares of the common stock of ANB, par value $1.00 per share ("ANB Common Stock"), outstanding. Each stockholder is entitled to one vote in person or by proxy for each share of ANB Common Stock held on all matters properly to come before the Annual Meeting.

     Please sign, date and return the Proxy in the enclosed envelope so the ANB Common Stock you own will be voted in accordance with your wishes. If you desire to revoke your Proxy, you may do so either by attending the Annual Meeting in person or by delivering written notice of revocation so that it is received by ANB or its transfer agent, SunTrust Bank, Atlanta, on or before April 26, 2000. The address for SunTrust Bank, Atlanta is Stock Transfer Department, P. O. Box 4625, Atlanta, Georgia 30302, Attention: Bryan Echols.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of outstanding shares of ANB Common Stock beneficially owned as of March 10, 2000 by (i) each person or entity known by ANB to own more than 5% of the outstanding ANB Common Stock; (ii) each Named Executive Officer (as defined herein) of ANB; (iii) each director of ANB; and (iv) all executive officers and directors of ANB as a group.

                                              AMOUNT AND NATURE OF
        NAME OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP/(1)/   PERCENT OF CLASS/(1)/
        ------------------------           -------------------------   ----------------------
C. Phillip McWane/(2)(15)/                         1,071,986                    9.6%
2900 Highway 280, Suite 300
Birmingham, Alabama 35223

AmSouth Bancorporation /(3)/                         784,630                    7.0%
1900 5/th/ Avenue North
Birmingham, Alabama 35203

John H. Holcomb, III/(4)(15)/                         97,046                     *

Victor E. Nichol, Jr./(15)/                           99,116                     *

Dan M. David /(5)/                                   115,658                    1.0%

Richard Murray, IV /(6)/                              61,406                     *

William G. Sanders, Jr.                               44,440                     *

T. Morris Hackney/(7)/                                12,817                     *

John D. Johns/(8)/                                    37,217                     *

John J. McMahon, Jr./(9)(15)/                        318,170                    2.9%

William D. Montgomery                                 35,581                     *

Drayton Nabers, Jr. /(10)/                            28,717                     *

C. Lloyd Nix/(11)/                                    89,727                     *

G. Ruffner Page, Jr./(12)(15)/                       338,139                    3.0%

William E. Sexton/(13)/                              112,342                    1.0

W. Stancil Starnes                                    41,417                     *

W. Ray Barnes /(14)/                                 115,703                    1.0

All directors & executive officers as a
group                                              2,715,654                   24.4%
(18 persons)


_____________

(1) Unless otherwise indicated, the named person has the sole voting and dispositive power for the shares indicated. Percentage of ownership is based on 11,137,785 shares of ANB Common Stock representing 11,065,890 shares outstanding as of March 10, 2000, and 71,895 shares underlying options held by persons listed in this table exercisable within 60 days from said date. An asterisk means less than 1%.

(2) Includes 164,542 shares held by the Estate of James R. McWane, of which Mr. Phillip McWane is executor. Also includes 10,000 shares owned by H & P Partners of Alabama, L.P., a family limited partnership, of which Mr. McWane has shared voting control. Does not include 14,928 shares held by Mr. Page as custodian for the minor children of Mr. Phillip McWane, of which Mr. McWane disclaims beneficial ownership.

(3) These shares are held by certain trusts, of which AmSouth Bank, a wholly-owned subsidiary of AmSouth Bancorporation, is trustee.

(4) Includes 15,888 shares of ANB Common Stock of which Mr. Holcomb has beneficial ownership by reason of the irrevocable proxy granted to him by James A. Taylor (100 shares) and Frank Whitehead (15,788 shares) in accordance with agreements made in conjunction with the merger of National Commerce Corporation, the former parent of NBC, and Commerce Bankshares, Inc. ("CBS") with and into ANB ("NBC Merger"). Also includes 700 shares held by Mr. Holcomb as custodian for his three minor children and 500 shares held by Mr. Holcomb's wife. Also includes 1,373 shares held in ANB's 401(k) Employee Capital Accumulation Plan, for which Mr. Holcomb holds investment power.

(5) Includes stock options to purchase 71,895 shares of ANB Common Stock. Does not include 3,328 shares owned of record by Mr. David's wife, of which Mr. David disclaims beneficial ownership.

(6) Includes 1,600 shares held by Mr. Murray's wife. Also includes 3,028 shares held in ANB's 401(k) Employee Capital Accumulation Plan, for which Mr. Murray holds investment power.

(7) Does not include 37,217 shares held by Mr. Hackney's wife, of which Mr. Hackney disclaims beneficial ownership.

(8) Does not include 1,000 shares owned by Mr. John's wife's Individual Retirement Account, 1,500 shares held for the benefit of Mr. John's wife in the James A. Dunlap Children's Trust and the Nancy D. Johns Subtrust, or 2,000 shares held by Mr. John's wife as custodian for their minor child. Mr. Johns disclaims beneficial ownership of these shares.

(9) Includes 300,000 shares held in a family partnership pursuant to which Mr. McMahon shares the power to vote and dispose of the shares with his wife, and with his three children and the spouses of two of those children. Also includes 15,000 shares held in three separate trusts for the benefit of Mr. Phillip McWane's children. Mr. McMahon is the trustee for each of these trusts. Does not include 96,830 shares held by Mr. McMahon's wife, of which Mr. McMahon disclaims beneficial ownership.

(10) Includes 25,500 shares held by Mr. Nabers's wife and 3,000 held by Mr. Nabers's daughter.

(11) Includes 35,148 shares held jointly with Dr. Nix's wife and 14,533 shares held by Dr. Nix's wife.

(12) Includes 187,995 shares held by the Anna McWane Trust and 88,775 shares held by the J.R. McWane, Jr. Trust. Mr. Page is the trustee for each of these trusts. Also includes 1,500 shares held by Mr. Page as custodian for his three minor children. Does not include 14,928 shares held by Mr. Page as custodian for the minor children of Mr. Phillip McWane, of which Mr. Page disclaims beneficial ownership. Does not include 8,000 shares held by Mr. Page's wife, of which Mr. Page disclaims beneficial ownership.

(13) Includes 68,590 shares owned by Sexton's Inc., of which Mr. Sexton is Chairman of the Board, 30,138 shares owned directly by Mr. Sexton's wife, and 611 shares held by the Sexton Foundation, of which Mr. Sexton is Chairman.

(14) Includes 3,094 shares held by Mr. Barnes's wife and 14,300 shares owned directly by Efficiency Lodge, Inc., of which Mr. Barnes is a shareholder and Chief Executive Officer.

(15) Each of these individuals has filed a joint Schedule 13G with the Securities and Exchange Commission to acknowledge that they are part of a group formed for the purpose of acquiring, holding, voting and disposing of more than 5% of the outstanding ANB Common Stock. These individuals have the right to vote, in the aggregate, 1,924,457 shares or 17.3% of the outstanding shares of ANB Common Stock.

                             ELECTION OF DIRECTORS

General

     The Board of Directors of ANB has nominated 14 persons for election as directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

     The persons named in the enclosed Proxy have advised that, unless a contrary direction is indicated on the enclosed Proxy, they intend to vote the shares appointing them as proxies in favor of the nominees named herein. If any of the nominees should be unable to serve, which the Board of Directors does not anticipate will occur, the proxies will be voted for a substitute selected by the Board of Directors, or the Board of Directors may decide not to elect an additional person as a director. Vacancies that occur on ANB's Board of Directors may be filled by the remaining directors until the next annual meeting of stockholders.

     Although ANB's Certificate of Incorporation provides for 15 directors, only 14 persons have been nominated to serve on the Board of Directors. The current Board of Directors believes that a Board of Directors of 14 persons is practical and efficient at this point in time. The Board of Directors has no current intention to fill the vacancy on the Board of Directors prior to the next annual meeting, although circumstances could necessitate the appointment of additional directors in the future. Proxies cannot be voted for a greater number of persons than the number of actual nominees so named.

     The election of each nominee requires the affirmative vote of the holders of a plurality of the shares of ANB Common Stock cast in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. Unless otherwise specified in the enclosed Proxy, it is intended that votes will be cast for the election of all of the nominees as directors.

Nomination for Election

     Below is a description of each of the persons whom the Board of Directors has nominated for election as a director of ANB at the 2000 Annual Meeting to serve until the next annual meeting of Stockholders and until his successor has been elected and qualified. The stock ownership with respect to each nominee for election as a director is set forth in the table entitled "Security Ownership of Certain Beneficial Owners and Management."

     W. Ray Barnes, 60, has served as a director of ANB since 1998. Mr. Barnes was appointed to fill a vacancy on ANB's Board of Directors following the closing of the merger of Community Financial Corporation ("CFC") with and into ANB in 1998, pursuant to the provisions of the Agreement and Plan of Merger by which ANB acquired CFC. Mr. Barnes has served as Chairman of the Board of Georgia State Bank since 1986. Mr. Barnes has also served as Chairman and President of Efficiency Lodge, Inc. (hotel company) since 1993.

     Dan M. David, 54, has served as a director of ANB since 1997. Mr. David has served as Vice Chairman of ANB since 1997, upon the merger of First American Bancorp ("FAB") with and into ANB (the "FAB Merger"). Mr. David continues to serve as Chairman of First American Bank, a position he has held since 1995.
Mr. David served as Chairman and Chief Executive Officer of FAB from 1995 through 1997, as Vice Chairman and Chief Executive Officer during 1994 and 1995 and as Chief Executive Officer and President of FAB from 1986 through 1994.

     T. Morris Hackney, 68, has served as a director of ANB since 1995. Mr. Hackney is Chairman of the Hackney Group, Inc. (holding company), a position he has held since 1989. From 1975 through 1999, Mr. Hackney served as Chairman and a director of Citation Corporation (manufacturer of durable goods). Mr. Hackney also serves as a director of Meadowcraft, Inc.

     John H. Holcomb, III, 48, has served as a director of ANB since 1995. Mr. Holcomb has served as Chairman of the Board and Chief Executive Officer of ANB since April 1996. From December 1995 through April 1996, Mr. Holcomb served as President and Chief Operating Officer of ANB. Mr. Holcomb has served as President and Chief Executive Officer of NBC since 1990.

     John D. Johns, 48, has served as a director of ANB since 1995. Mr. Johns is currently President and Chief Operating Officer of Protective Life Corporation (insurance company) and has served in such capacity since 1996. Mr. Johns also serves as a director of Protective Life Corporation and John H. Harland Co. From 1993 until 1996, Mr. Johns was Executive Vice President and Chief Financial Officer of Protective Life Corporation.

     John J. McMahon, Jr., 57, has served as a director of ANB since 1997. Mr. McMahon is Chairman of Ligon Industries, LLC (manufacturer of wastewater treatment equipment and aluminum castings), a position he has held since 1998. Mr. McMahon also serves as Chairman of the Executive Committee of McWane, Inc. (pipe and valve manufacturing) and has served in such position since 1999. Mr. McMahon served as Chairman of the Board of McWane, Inc. from 1995 until 1998. Mr. McMahon also serves as a director of John H. Harland Co. and Protective Life Corporation.

     C. Phillip McWane, 42, has served as a director of ANB since 1995. Mr. McWane has served as the Chairman of the Board of McWane, Inc. since 1999 and served as President of McWane, Inc. from 1995 until 1998.

     William D. Montgomery, 51, has served as a director of ANB since 1996.
Mr. Montgomery currently serves as Chairman of the Board of First Gulf Bank. Mr. Montgomery is a certified public accountant in private practice. From 1974 through 1999, Mr. Montgomery was a partner with the firm of Johnson, Montgomery and Associates, P.A.

     Drayton Nabers, Jr., 59, has served as a director of ANB since 1995. Mr. Nabers has served as Chairman of the Board of Directors and Chief Executive Officer of Protective Life Corporation since 1996. Prior to 1996, Mr. Nabers served as Chairman, President and Chief Executive Officer of Protective Life Corporation from 1994 to 1996. Mr. Nabers also serves as a director of Energen Corporation.

     Victor E. Nichol, Jr., 53, has served as a director of ANB since 1995. Mr. Nichol has served as President and Chief Operating Officer of ANB since 1996. From 1995 to 1996, Mr. Nichol served as Executive Vice President of ANB. Mr. Nichol is currently the Executive Vice President of NBC and has served in such position since 1994.

     C. Lloyd Nix, 63, has served as a director of ANB since 1997. Dr. Nix is retired from the practice of dentistry. From 1965 through 1999, Dr. Nix was engaged in the private practice of dentistry in Decatur, Alabama.

     G. Ruffner Page, Jr., 40, has served as a director of ANB since 1995. Mr. Page has served as President of McWane, Inc. since 1999, and served as Executive Vice President of McWane, Inc. from 1994 until 1998. Mr. Page also serves as a director of Protective Investment Company.

     William E. Sexton, 68, has served as a director of ANB since 1997. Mr. Sexton has served as Chairman of Sexton's, Inc. (dry cleaning and investments) since 1998 and served as President of Sexton's Inc. from 1990 through 1998. Mr. Sexton served as Chairman of FAB from 1985 until 1995 and as Vice Chairman of FAB from 1995 through 1997.

     W. Stancil Starnes, 51, has served as a director of ANB since 1995. Mr. Starnes is currently a senior partner in the law firm of Starnes & Atchison where he has worked since 1975.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE DIRECTORS RECOMMENDED BY THE NOMINATING COMMITTEE AND NOMINATED BY THE BOARD OF DIRECTORS.

Committees of the Board of Directors

     The Bylaws of ANB provide for four standing committees of the Board of
Directors: the Executive Committee, the Nominating Committee, the Audit Committee and the Compensation Committee. The Executive Committee has the authority to exercise the full power of the Board of Directors, except that the Executive Committee may not approve any merger, consolidation or sale of substantially all of the assets of ANB, approve any amendment to ANB's Certificate of Incorporation or Bylaws, appoint any members of any committee of the Board of Directors or declare any dividend or distribution. The Executive Committee did not meet during 1999.

     The Nominating Committee meets annually to nominate persons for election as directors of ANB at the Annual Meeting of the Stockholders. The Nominating Committee met in February 2000 to recommend director nominees for the election of such nominees at the 2000 Annual Meeting of the Stockholders. No formal procedures whereby individual stockholders can submit recommendations of persons to be considered for nomination as a director of ANB have been instituted. However, the Nominating Committee would consider any such recommendations made to it in writing on a timely basis. See "DEADLINE FOR SHAREHOLDER PROPOSALS."

     The Audit Committee recommends to the Board of Directors the appointment of independent auditors to audit the books, records and accounts of ANB and its subsidiary banks (the "Banks"); discusses with the independent auditors the plan and scope of their examination of the books and records of ANB and the Banks and reviews the results thereof prior to publication; and reviews all recommendations made by the independent auditors regarding accounting methods used and the system of internal controls utilized by ANB and advises the Board of Directors with respect thereto. The Audit Committee met four times in 1999.

     The Compensation Committee is authorized to recommend to the Board of Directors from time to time the compensation to be paid to officers, directors and committee members ("Executive Compensation") of ANB. Executive Compensation may include, but is not limited to, salary, bonus, performance share awards, stock options, other annual compensation and any combination thereof as the Compensation Committee deems appropriate in light of the performance of ANB. During 1999, the Compensation Committee served as the Performance Committee pursuant to the ANB Performance Share Plan. The Compensation Committee met three times in 1999.

     During 1999, Messrs. Holcomb, Nichol, Page and McWane served on the Executive Committee; Messrs. Holcomb, McMahon, McWane and Nabers served on the Nominating Committee; Messrs. Starnes, Montgomery, Barnes, Johns, Hackney, Page and Dr. Nix served on the Audit Committee; and Messrs. Johns, Page, Nabers, McMahon and Starnes served on the Compensation Committee. Other than Mr. McMahon, none of the incumbent directors attended less than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which he served. The ANB Board of Directors met six times in 1999.


Section 16(a)  Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires ANB's executive officers and directors, and persons who beneficially own more than 10% of ANB's Common Stock ("Section 16 Insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC").
Section 16 Insiders are required by the SEC regulations to furnish ANB with copies of all SEC forms required under Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a) Forms"). Based solely on a review of the Section 16(a) Forms as furnished to ANB, and the representations of the Section 16 Insiders, ANB believes that for the period from January 1, 1999 through December 31, 1999, all Section 16 Insiders filed their Section 16(a) Forms in a timely manner, except that Mr. Page filed one Form 4 late and Mr. Barnes filed two Forms 4 late.

Executive Compensation and Other Information

     Summary of Compensation

     The following table sets forth a summary of the compensation paid or accrued during each of the last three fiscal years with regard to (i) ANB's Chief Executive Officer and (ii) the four (4) highest paid executive officers of ANB who were serving in this capacity at the end of 1999 whose total salary and bonus exceeded $100,000 during 1999 (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                      Annual Compensation                         Long Term Compensation
                            ------------------------------------------------------------------------------------
                                                                                 Awards              Payouts
                                                                       --------------------------  -----------
                                                                                      Securities
                                                                        Restricted    Underlying
                                                        Other Annual       Stock       Options/        LTIP             All Other
         Name and                  Salary      Bonus    Compensation     Award(s)        SARs      Payouts/(5)/       Compensation
    Principal Position      Year     ($)        ($)          ($)            ($)           (#)           ($)                ($)
--------------------------  ----  ---------  ---------  -------------  -------------  -----------  -------------     --------------
John H. Holcomb, III        1999  $275,000   $123,750            -0-          -0-            -0-        $79,500      $  12,585/(1)/
Chairman and CEO            1998   260,000    175,000            -0-          -0-            -0-         57,750         13,261
                            1997   250,000    112,500            -0-          -0-            -0-         49,688         13,267

Victor E. Nichol, Jr.       1999  $235,000   $ 63,450            -0-          -0-            -0-        $26,500      $   8,954/(1)/
President and COO           1998   230,000     65,000            -0-          -0-            -0-         46,200         10,438
                            1997   225,000     54,000            -0-          -0-            -0-         39,750         11,661

Dan M. David/(2)/           1999  $163,000   $ 47,000            -0-          -0-            -0-        $26,500      $  10,537/(3)/
Vice Chairman               1998   155,000     45,000            -0-          -0-            -0-            -0-         10,646
                            1997   151,982     37,500            -0-          -0-            -0-            -0-          7,687

Richard Murray, IV/(4)/     1999  $140,000   $ 70,000            -0-          -0-            -0-        $42,400      $   6,778/(1)/
Executive Vice President    1998   131,042     65,000            -0-          -0-            -0-         30,800           7514
                            1997     N/A        N/A              N/A          N/A            N/A           N/A             N/A

William G. Sanders/(4)/     1999  $140,000   $ 70,000            -0-          -0-            -0-        $42,400      $   6,775/(1)/
Executive Vice President    1998   131,042     65,000            -0-          -0-            -0-         30,800          7,524
                            1997       N/A        N/A       N/A           N/A            N/A                N/A            N/A

_____________________
(1) The amounts shown in this column for Messrs. Holcomb, Nichol, Murray and Sanders represent ANB contributions to ANB's 401(k) retirement plan in the amount of $2,000 each, amounts contributed and accrued under the NBC Pension Plan (as estimated pursuant to actuarial information) totaling $10,585 for Mr. Holcomb, $6,954 for Mr. Nichol, $ 4,778 for Mr. Murray and $4,775 for Mr. Sanders.

(2) Mr. David became Vice Chairman of ANB upon the closing of the FAB Merger effective November 30, 1997. Upon the consummation of the FAB Merger, ANB entered into an employment agreement with Mr. David dated November 30, 1997, whereby Mr. David agreed to serve as Chairman of First American Bank and Vice Chairman of ANB. The employment agreement has a term of five years and provides for annual compensation to Mr. David of not less than $186,000 per year.

(3) The amount shown in this column for Mr. David represents First American Bank contributions of $8,297 for Mr. David to the First American Bank 401(k) Retirement Plan and $2,240 in premiums paid on a term life insurance policy for Mr. David.

(4) Mr. Murray and Mr. Sanders each became an executive officer of ANB during 1998.

(5)  1999 Long-Term compensation is not yet determinable.   The amount shown is
     the best estimate available as of the date of the award. The amounts in this column relate to performance share awards made to these executives under the ANB Performance Share Plan. For further information, see the "Long-Term Incentive Plans - Awards in Last Fiscal Year" table.

     Stock Options Granted

     As a result of the NBC Merger in 1995, ANB assumed the Commerce Bankshares, Inc. Long-Term Incentive Compensation Plan (the "CBS Plan"). The ANB Board of Directors, upon recommendation of the Compensation Committee, terminated the CBS Plan in 1996. As a result of the FAB Merger, ANB assumed certain stock option plans of FAB which include: (i) the First American Bancorp Stock Option Plan dated October 20, 1992, (ii) the First American Bancorp 1994 Stock Option Plan and (iii two non-qualified Stock Option Agreements dated March 7, 1997 (collectively, the "FAB Plans"). ANB does not intend to make additional awards under the FAB Plans. The table below represents options previously granted to Messrs. Holcomb, Nichol, Murray and Sanders under the CBS Plan, and to Mr. David under the FAB Plans.

                Aggregated Option Exercises In Last Fiscal Year
                       And Fiscal Year End Option Values

                                                                   Number of Shares            Value of Unexercised
                            Number of                           Underlying Unexercised       in-the-Money Options at
                              Shares                              Options at Fiscal                   Fiscal
                           Acquired on           Value               Year-End(#)                   Year-End($)
         Name                Exercise      Realized($)/(1)/   Exercisable/Unexercisable   Exercisable/Unexercisable/(2)/
         ----                --------      ---------------    -------------------------   ------------------------------
John H. Holcomb, III          17,609           $331,419                     0/0                       $      0/0
Victor E. Nichol, Jr.          3,523           $ 66,306                     0/0                       $      0/0
Dan M. David/(3)/                -0-         N/A                       71,896/0                       $696,991/0
Richard Murray, IV             3,523           $ 66,306                     0/0                       $      0/0
William G. Sanders             3,523           $ 66,306                     0/0                       $      0/0

__________________
(1) Based on $24.50 per share, the average sale price reported by NASDAQ on January 14, 1999, the date of exercise for Messrs. Holcomb, Nichol, Murray and Sanders.

(2) Based on $18.38 per share, the average sale price reported by NASDAQ on December 31, 1999.

(3) Mr. David's options were awarded by FAB prior to the FAB Merger under certain of the FAB Plans.

     Long-Term Incentive Plans

          Long-Term Incentive Plans - Awards In Last Fiscal Year/(1)/


                                                      Performance or     Estimated Future  Payouts under Non-Stock
                                 Number of           Other Period Until                Price-Based Plans
                              Shares, Units or       Maturation or        Threshold         Target        Maximum
Name                          Other Rights (#)          Payout               (#)              (#)           (#)
-------------------------------------------------------------------------------------------------------------------
John H. Holcomb, III            3,000 shares           Four years             1,500           3,000         5,100
Victor E. Nichol, Jr.           1,000 shares           Four years               500           1,000         1,700
Dan M. David                    1,000 shares           Four years               500           1,000         1,700
Richard Murray, IV              1,600 shares           Four years               800           1,600         2,720
William G. Sanders              1,600 shares           Four years               800           1,600         2,720

___________________________
(1) On December 17, 1998, the Compensation Committee approved the award of the 1999 Performance Share Awards under the ANB Performance Share Plan to certain senior officers including the grants detailed above. See "Compensation Committee Report on Executive Compensation" for a description of the Performance Share Plan and a description of the formula to be applied in determining amounts payable.

     Defined Benefit Plan

                            Pension Plan Table/(1)/

       Average Annual
       Remuneration                        Years of Service
       ------------                        ----------------

                    15               20            25         30           35
                    --               --            --         --           --
$125,000......... $24,375         $32,500        $40,625     $48,750     $56,875

$150,000......... $29,250         $39,000        $48,750     $58,500     $68,250

________________________
(1) Annual compensation for purposes of the NBC Pension Plan is capped at $160,000.

     As a result of the NBC Merger, NBC became a wholly-owned subsidiary of ANB. NBC has maintained the NBC Pension Plan for the benefit of its employees since January 1, 1982. The NBC Pension Plan pays its participants a monthly retirement income equal to 1.3% of each participant's "Average Monthly Earnings" multiplied by the number of years of continuous service to NBC of such participant. Average Monthly Earnings equals the participant's annual compensation converted to a monthly amount and then averaged over the sixty (60) months immediately preceding the participant's "Normal Retirement Date" which, if such participant was employed before January 1, 1989, is the first day of the month coinciding with or immediately preceding a participant's sixty-fifth birthday or, if such participant was first employed after January 1, 1989, is the later of the participant's sixty-fifth birthday or the first day of the month either on or next following the completion of five years of continuous service or, if earlier, five "service years." Annual compensation means the participant's total compensation during a plan year, as reflected on such participant's W-2 Form, excluding (even if includable in gross income) reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, and welfare benefits, but including salary reduction contributions (not includable in gross income) to certain plans or arrangements that may be maintained by NBC. However, regardless of a participant's actual annual compensation, each participant's annual compensation for purposes of such plan is capped at $160,000, the current limit prescribed under Section 401(a)(17) of the Internal Revenue Code of 1986 (the "Code").

     The Summary Compensation Table reflects under the caption "All Other Compensation" the amounts accrued for the benefit of Messrs. Holcomb, Nichol, Murray and Sanders under the NBC Pension Plan. The current annual compensation and years of service attributable to each of them are as follows:


                      Current Annual Compensation  Credited Years of Service
                      ---------------------------  ------------------------

John H. Holcomb, III          $160,000/(1)/                19
Victor E. Nichol, Jr.         $160,000/(1)/                 6
Richard Murray, IV            $160,000/(1)/                 9
William G. Sanders            $160,000/(1)/                12

__________________
(1)  The maximum annual compensation for purposes of the NBC Pension Plan.

     Effective December 31, 1999, the NBC Pension was amended and restated. Pursuant to such restatement, the pension plan was frozen such that there will be no accrual of future benefits after December 31, 1999.

     Director Compensation

     Non-employee directors of ANB receive directors' fees of $6,500 per annum and $1,000 for each Board of Directors meeting and each Committee meeting they attend, and are reimbursed for all reasonable out-of-pocket expenses incurred in the performance of their duties as a director. Under the terms of the ANB Deferral of Compensation Plan adopted in 1996, non-employee directors may voluntarily elect to defer to a specified date the receipt of all or any portion of their directors' fees. Directors' fees so deferred may be credited to the directors in cash or ANB Common Stock equivalents or a combination thereof. Messrs. Hackney, Johns, McWane, Nabers, Page, Starnes and McMahon also serve on the NBC Board of Directors and receive NBC directors' fees of $8,500 per annum plus $200 for each NBC Board meeting and Committee meeting attended. Mr. Montgomery also serves as Chairman of the Board of the First Gulf Bank Board of Directors and receives Chairman's fees of $1,000 per month. Dr. Nix and Mr. Sexton also serve on the Board of Directors of First American Bank and receive directors' fees of $600 for each First American Bank board meeting and $200 for each committee meeting attended. Mr. Barnes also serves as Chairman of the Board of Directors of Georgia State Bank and receives director's fees of $450 per month.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee, which establishes the compensation of the executive officers of ANB, is comprised of Messrs. Johns, McMahon, Nabers, Page and Starnes. During 1999, there were no interlocking relationships between any executive officers of ANB and any entity whose directors or executive officers serve on the ANB's Board of Directors and/or Compensation Committee.

Compensation Committee Report on Executive Compensation

     The Compensation Committee has oversight of the compensation paid to the Chief Executive Officer and certain other senior officers of ANB and its subsidiaries including the Named Executive Officers. Total compensation for these persons is reviewed and set annually and includes three primary types of compensation: base salary, bonuses paid under the ANB Annual Incentive Plan, and long-term incentive compensation under the Performance Share Plan and under the ANB 1999 Long Term Incentive Plan. The following discussion is applicable to executive officers of ANB, including the Chief Executive Officer and the Named Executive Officers.

     Base Salary. Executive officers' base salaries are determined by several factors, but principally by the level of responsibilities required by the position. In establishing base salaries, the Compensation Committee reviews recommendations by the Chief Executive Officer and considers information provided by an outside compensation consultant relating to compensation paid by other local banking companies and bank holding companies of comparable size. Some of the companies considered are in the peer group used for the Stock Performance Graph herein. Individual competence, length of service in a position, and comparisons to salaries for similar positions in other comparable companies guide the determination of the appropriate level of an executive officer's salary. Company performance may also be a factor in determining the amount of any base salary increase. The Committee's compensation strategy for executive officers is to pay salaries at or near the median. Performance-based cash bonus and performance share awards, when totaled, are used to provide significant performance-based compensation. The base salaries and incentive bonuses for Messrs. Holcomb, Nichol, Murray and Sanders, each of whom is also an officer of NBC, are paid by NBC. The base salary and incentive bonus for Mr. David are paid by First American Bank. ANB reimburses NBC and First American Bank, as applicable, for 20% of the base salary and bonus paid by such bank for ANB Executive Officer salaries.

     Annual Incentive Plan. The Board of Directors approved the ANB Annual Incentive Plan (the "AIP") in 1996. The AIP was established for the purpose of rewarding, retaining, and providing incentives for performance through annual bonuses for those employees who contribute most to the operating progress of ANB. The Compensation Committee sets the total target amount of bonuses for each year and reviews the methodology used to determine individual bonuses. Individual bonuses of employees participating in the AIP are determined with respect to them by ANB's executive officers with the approval of the Chief Executive Officer. The Compensation Committee specifically reviews and approves each annual bonus paid to the executive officers participating in the AIP, including the Chief Executive Officer.

     Each participating employee is assigned a target bonus percentage expressed as a percentage of each employee's salary. The target bonus percentages were set at amounts ranging from 27.5% to 45% for 1999 by the Compensation Committee. The target bonus percentage is established by determining the desired total incentive compensation component for the particular employee and by reviewing the practices of certain peer banks as reflected in available surveys. Bonus payments under the AIP, when made, may range from 33% to 200% of the target amount. Other than the Chief Executive Officer, an individual's AIP bonus is based upon a combination of ANB's performance, departmental performance and the individual's performance. The AIP bonus of the Chief Executive Officer is based on ANB's performance according to a range fixed for the year by the Compensation Committee relating to certain operating earnings per share goals plus the achievement of certain other objectives. The AIP bonus relating to 1999 for the Chief Executive Officer was determined based on ANB operating earnings during 1999.

     Performance Share Plan. The ANB Stockholders approved the ANB Performance Share Plan (the "PSP") in 1996. The PSP is administered by the Compensation Committee. The overall purpose of the PSP is to promote the long term success of ANB and its subsidiaries. The PSP accomplishes this by providing financial incentives to key employees who are in positions to make significant contributions toward such success. The PSP is a key component of executive compensation, and is designed to attract individuals of outstanding ability and to encourage key employees to acquire a proprietary interest in ANB, to continue employment with ANB and to render superior performance during such employment. ANB develops its Performance Share Award amounts under the PSP by reviewing the long term incentive opportunities provided to executives in similar positions at peer banks and determining the desired total long-term compensation component of the particular employee's compensation package.

     The Compensation Committee, from time to time, may select participants to receive incentive compensation awards under the PSP ("Performance Share Awards"). Each Performance Share Award granted will generally represent one share of ANB Common Stock, unless otherwise determined by the Compensation Committee, but in no event may the Compensation Committee determine that a Performance Share Award equals more than 1.25 shares of ANB Common Stock. No individual participant may be granted, in the aggregate, Performance Share Awards which represent more than 25% of the ANB Common Stock reserved for issuance under the PSP. Each Performance Share Award is awarded as of January 1 of the year of award, regardless of the actual date of grant ("Date of Grant").

     At the time of the Compensation Committee grants of Performance Share Awards, the Compensation Committee is required to fix an Award Period comprised of a number of calendar years not to exceed five (5) years. In its discretion, the Compensation Committee may subdivide the Award Period into one interim period which is a period of calendar years chosen by the Compensation Committee commencing upon any Date of Grant but which is less than the Award Period (an "Interim Period").

     No Performance Share Award will be paid unless the participant meets the conditions established by the Compensation Committee for the Award Period or Interim Period. The Compensation Committee may prescribe different conditions for different participants. These conditions may be expressed in terms of the growth in net income per share during the Award Period, or average return on average equity in comparison with other banks and bank holding companies and/or according to other reasonable factors. The Compensation Committee may also determine what percentage of the Performance Share Award will be paid and what conditions must be satisfied at the end of an Interim Period. If, at the close of any Award Period or Interim Period applicable to a Performance Share Award, the Compensation Committee determines that the participant has met the conditions for payment of the Performance Share Award, then, unless otherwise directed by the Compensation Committee, the Performance Share Award will be paid to the participant as promptly as possible. Generally, all payments of Performance Share Awards to participants will be made partly in shares of ANB Common Stock and partly in cash, with the cash portion being equal to the amount of Federal, state and local taxes which the participant's employer, whether ANB or a subsidiary of ANB, is required to withhold on account of said payment. The Compensation Committee, in its discretion, may provide for payment of cash and distribution of shares of ANB Common Stock in such other proportions as the Compensation Committee deems appropriate, except that the Compensation Committee must pay in cash an amount not less than the tax withholding obligation.

     The Performance Share Awards made relating to 1999 were determined by calculating the desired total long-term compensation component of the particular employee's compensation package and by comparison of this long-term component to long-term awards made at a peer group of comparable banks and bank holding companies. Award payments can range from zero to 200% of a grant. For example, if ANB ranks in the top 25% of the peer group in terms of return on average equity, then 125% of the award is earned. If ANB ranks at the top 10%, 170% of the award is earned. If ANB's performance is at the median or threshold, 50% of the award is earned. If ANB's results are below the median, no portion of the award is earned. In December 1998, the Compensation Committee established Performance Share Awards relating to 1999 that will be paid after 4 years and will include results for fiscal years 1999, 2000, 2001, and 2002.

     1999 Long Term Incentive Plan. The ANB Stockholders approved the Alabama National BanCorporation 1999 Long Term Incentive Plan (the "LTIP") in April 1999. The primary purpose of the LTIP is to retain employees who contribute to ANB's success. The LTIP provides for the award of incentive and non-qualified stock options, stock appreciation rights, restricted stock and performance awards. Awards under the LTIP will be in addition to awards made under the Performance Share Plan. The Board of Directors and the Compensation Committee believe that stock based awards are very valuable in retaining highly qualified management personnel and in providing additional motivation to management to use their best efforts on behalf of ANB and its stockholders by providing such employees with the opportunity to participate in the long term growth of ANB. The Compensation Committee expects that the grant of awards under the LTIP will become a meaningful component of ANB's long-term incentive compensation strategy. No ANB employees were awarded option grants under the LTIP during 1999. The Compensation Committee has approved certain option grants under the LTIP for the year 2000.

          Compensation Committee:

          John D. Johns, Chairman
          John J. McMahon, Jr.
          Drayton Nabers, Jr.
          G. Ruffner Page, Jr.
          W. Stancil Starnes

Stock Performance Graph

     The following graph sets forth the cumulative total stockholder return (assuming reinvestment of dividends) to ANB's stockholders during the period beginning December 31, 1994 and ending on December 31, 1999, compared to an overall stock market index (NASDAQ Stock Market, U.S. Companies) and a peer group index of 17 banks, bank holding companies and thrifts which are comparable in asset size and market capitalization that have been selected by ANB ("ANB Peer Group"). Horizon BanCorporation, Inc., which was included in the ANB Peer Group in prior years, was acquired by another entity during 1998 and is therefore no longer included in the ANB Peer Group.

                          [Insert Performance Graph]




                                                       PERIOD ENDING
                                   ---------------------------------------------------------------------
          INDEX                    12/31/94    12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
--------------------------------------------------------------------------------------------------------
Alabama National BanCorporation    $  100.00  $  156.92  $  210.30  $  319.17  $  329.79  $  240.49
NASDAQ Total Return Index          $  100.00  $  141.33  $  173.89  $  213.07  $  300.25  $  542.43
ANB Peer Group                     $  100.00  $  142.27  $  188.61  $  305.75  $  311.05  $  243.96

     The Companies included in the ANB Peer Group are as follows:

ABC BanCorp                         North Fork BanCorporation of New York, Inc.
Bank Granite Corporation of N.C.    Peoples Holding Company
Capital City Bancgroup, Inc.        Piedmont BanCorporation, Inc.
Carolina First Corporation          Republic Bancshares, Inc.
Century South Banks, Inc.           Sea Coast Banking Corporation of Florida
First United Bancshares, Inc.       Simmons 1st National Corporation
Independent Bancorp                 Sterling BanCorporation
LSB Bancshares of North Carolina    Sterling Bancshares, Inc.
                                    WesBanco, Inc.

___________________________

Certain Relationships and Related Transactions

     NBC's main office is occupied under a lease with an affiliated party, Woodward Properties, of which (i) Mr. Ruffner Page, as Custodian of the three minor children of Mr. Phillip McWane, (ii) Mr. Phillip McWane, (iii) Mr. McMahon and (iv) a family partnership, of which Mr. and Mrs. McMahon have beneficial ownership, are partners. NBC has leased 63,539 square feet at an annual rental rate of $15.25 per square foot through the year 2013, subject to adjustment based on the Consumer Price Index. ANB believes this lease represents an arms-length rate and terms for comparable space in the Birmingham market.

     ANB and the Banks have and expect to continue to have banking and other transactions in the ordinary course of business with directors and executive officers of ANB and their affiliates, including members of their families or corporations, partnerships or other organizations in which such directors or executive officers have a controlling interest, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to ANB and the Banks. Each of the Banks is subject to limits on the aggregate amount it can lend to the Banks' and ANB's directors and officers as a group. This limit is currently equal to two times the applicable entity's unimpaired capital and surplus. Loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of such loan application.

     During 1999, each of Messrs. Holcomb, Nichol, Murray, Sanders, John R. Bragg, Executive Vice President and William E. Matthews, V, Executive Vice President and Chief Financial Officer, became indebted to ANB in connection with individual loans in favor of ANB. The purpose of such loans was to finance the payment of certain federal income taxes resulting from the application of the Alternative Minimum Tax for these executive officers related to the exercise of incentive stock options to acquire shares of ANB common stock. The executives were subject to such tax, even though none of the underlying shares acquired were sold. Pursuant to a separate promissory note and pledge agreement between each of these executive officers and ANB, each dated April 15, 1999, such executive officers pledged shares of ANB's common stock as collateral for a loan in the original principal amounts described below. All unpaid or unforgiven amounts on these notes are due on the earlier of April 15, 2009 or upon an event of default as described in the individual notes. Each such note bears interest at an annual rate equal to the London Interbank Offered Rate ("LIBOR") plus 1%. Pursuant to the terms of the above-referenced notes, so long as such executive officer remains employed by ANB, 10% of the principal amount of the applicable note shall be forgiven by ANB as of the first ten anniversaries of such note.

                                                                  Aggregate of Principal and
                    Name of                  Original Principal     Interest due on Note as
               Executive Officer               Amount of Note         of December 31, 1999
          John H. Holcomb, III                   $ 93,747                    $ 97,785

          Victor E. Nichol, Jr.                  $ 99,558                    $103,846

          John R. Bragg                          $107,871                    $112,517

          Richard Murray, IV                     $111,739                    $116,551

          William G. Sanders                     $109,833                    $114,563

          William E. Matthews, V                 $109,570                    $114,289

     During 1999, John H. Holcomb, III, became indebted to ANB in connection with a line of credit for the purpose of financing certain federal income taxes resulting from the application of the Alternative Minimum Tax related to the exercise of incentive stock options to acquire shares of common stock of ANB. Mr. Holcomb was subject to such tax, even though none of the underlying shares acquired were sold. Pursuant to a promissory note and a pledge agreement between Mr. Holcomb and ANB, both dated April 15, 1999, Mr. Holcomb pledged shares of ANB common stock as collateral for a line of credit with a maximum principal amount of $83,400, which is due on April 15, 2000. The promissory note bears interest at an annual rate of LIBOR plus 1%. The total interest and principal due on this note as of December 31, 1999 was $65,967.

                            INDEPENDENT ACCOUNTANTS

     At the recommendation of the Audit Committee, the Board of Directors approved the engagement of PricewaterhouseCoopers LLP as ANB's independent auditors for the year ending December 31, 2000.

     Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they so desire and will be available to answer questions of Stockholders.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of ANB does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

                      DEADLINE FOR SHAREHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at ANB's 2001 Annual Meeting of Stockholders must be received by ANB by November 25, 2000 to be considered for inclusion in ANB's proxy statement relating to such meeting.

     A stockholder must notify ANB before February 8, 2001 of a proposal for the 2001 Annual Meeting which the stockholder intends to present other than by inclusion in ANB's proxy material. If ANB does not receive such notice prior to February 8, 2001, proxies solicited by the Board of Directors of ANB will confer discretionary authority upon the proxies for the Board of Directors of ANB to vote upon any such matter. Any proposal must be submitted in writing by Certified Mail - Return Receipt Requested, to Alabama National BanCorporation,
Attention: John H. Holcomb, III, 1927 First Avenue North, Birmingham, Alabama 35203.

A COPY OF ANB'S 1999 ANNUAL REPORT TO STOCKHOLDERS WHICH INCLUDES ANB'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS ENCLOSED WITH THIS PROXY STATEMENT. IF SUCH ANNUAL REPORT IS NOT SO INCLUDED, PLEASE ADDRESS NOTIFICATION TO ALABAMA NATIONAL BANCORPORATION, ATTENTION: KIMBERLY MOORE, 1927 FIRST AVENUE NORTH, BIRMINGHAM, ALABAMA 35203.

                                REVOCABLE PROXY
                        ALABAMA NATIONAL BANCORPORATION
                            1927 First Avenue North
                           Birmingham, Alabama 35203


     This Proxy is solicited on behalf of the Board of Directors of Alabama National BanCorporation ("ANB") for use only at the Annual Meeting of Stockholders to be held on April 27, 2000, and at any postponement or adjournments thereof (the "Annual Meeting").

     The undersigned, being a Stockholder of ANB, hereby appoints John H. Holcomb, III and Victor E. Nichol, Jr., and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent the undersigned at the Annual Meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, on the following matters in accordance with the following instructions:

1. To elect 14 directors to serve on the ANB Board of Directors until the next annual meeting and until their successors are duly elected and qualified.

     [_]  FOR All Nominees (Other than as Struck Below)

     [_]  WITHHOLD AUTHORITY To Vote For All Nominees Listed

NOTE: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

W. Ray Barnes; Dan M. David; T. Morris Hackney; John H. Holcomb, III; John D. Johns; John J. McMahon, Jr.; C. Phillip McWane; William D. Montgomery; Drayton Nabers, Jr.; C. Lloyd Nix; Victor E. Nichol, Jr.; G. Ruffner Page, Jr.; William
E. Sexton; and W. Stancil Starnes.

2. [_] To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

            THIS INSTRUCTION CARD IS CONTINUED ON THE RESERVE SIDE.
             PLEASE SIGN ON THE RESERVE SIDE AND RETURN PROMPTLY.

     The undersigned acknowledges that the Annual Meeting may be postponed or adjourned to a date subsequent to the date set forth above, and intends that this Proxy shall be effective at the Annual Meeting after such postponement(s) or adjournment(s). This Proxy is revocable, and the undersigned may revoke it at any time by delivery of written notice of such revocation to ANB or its agent, SunTrust Bank, Atlanta, prior to the date of the Annual Meeting, or by attendance at the Annual Meeting.

This Proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this Proxy will be voted FOR all director nominees.

                         PLEASE SIGN EXACTLY AS NAME APPEARS BELOW


                         Dated:______________________________, 2000

                         __________________________________________
                         Signature

                         __________________________________________
                         Signature

                         NOTE: Please sign exactly as name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


PLEASE MARK, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

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